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                                                                       Exhibit 2


                    FIRST AMENDMENT TO THE RIGHTS AGREEMENT

         First Amendment (the "Amendment"), dated as of February 19, 2003, between Enzon Pharmaceuticals, Inc. (formerly, Enzon, Inc.), a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, as rights agent (the "Rights Agent"), to the Rights Agreement dated as of May 17, 2002 (the "Rights Agreement"); capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any changes which the Company may deem necessary or desirable;

         WHEREAS, the Board of Directors of the Company has determined that an amendment is necessary and desirable, and the Company and the Rights Agent desire to evidence such amendment in writing;

         WHEREAS, the Company and NPS Pharmaceuticals, Inc. (as defined below) shall enter into the Merger Agreement (as defined below), pursuant to which, among other things, the Company and NPS Pharmaceuticals, Inc. shall effect a business combination; and

         WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as defined in the Rights Agreement and as amended below) as of the date hereof.

         NOW THEREFORE, the parties hereto agree as follows:

         1.       Amendment to Section 1 (Certain Definitions).
                  ---------------------------------------------

                  (a) The definition of "Exempt Person" in Section 1 of the Rights Agreement is hereby amended by replacing the words "and (vi)" with the following:

         "(vi) Holdco (as such term is hereinafter defined) or NPS (as such term is hereinafter defined) or any of their respective Affiliates or Associates, solely in connection with the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Reorganization dated as of February 19, 2003 (the "Merger Agreement) by and among the Company, Momentum Merger Corporation ("Holdco"), Einstein Acquisition Corporation ("Merger Sub"), Newton Acquisition Corporation and NPS Pharmaceuticals, Inc. ("NPS"), pursuant to which the Company (after giving effect to its merger with and into Merger Sub) and NPS would become wholly-owned subsidiaries of Holdco, as more fully described therein, as the Merger Agreement may be amended from time to time in accordance with its terms, and (vii)"

                  (b) The definition of "Exempt Person" in Section 1 of the Rights Agreement is hereby amended by replacing the words "under this clause
(vi)" with the following:

         "under this clause (vii)"

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                  (c)      The definition of "Shares Acquisition Date" in
Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely in connection with the approval, execution or delivery of, or consummation of the transactions contemplated, under the Merger Agreement"

         2. Amendment to Section 3 (Issue of Right Certificates). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement, as the Merger Agreement may be amended from time to time in accordance with its terms"

         3. Amendment to Section 7 (Exercise of Right; Purchase Price; Expiration Date of Rights). Section 7(a) of the Rights Agreement is hereby amended by inserting the following words between the words "prior to the earliest of the Final Expiration Date," and "the Redemption Date":

         "the Effective Time (as defined in the Merger Agreement),"

         4.       Amendment to Section 29 (Benefits of Agreement; No Liability).
Section 29 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

         "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement."

         5. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.


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         7.       Miscellaneous. This Amendment shall be deemed a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.


                                             ENZON PHARMACEUTICALS, INC.

Attest:

By: /s/ Kenneth J. Zuerblis                  By: /s/ Arthur J. Higgins
   --------------------------------             --------------------------------
Name:  Kenneth J. Zuerblis                   Name:  Arthur J. Higgins
Title: Chief Financial Officer               Title: Chief Executive Officer


                                             CONTINENTAL STOCK TRANSFER &
                                              TRUST COMPANY, as Rights Agent

Attest:
By:/s/ Tuulikki Huovinen                     By:/s/ Roger T. Bernhammer
   --------------------------------             --------------------------------
Name:  Tuulikki Huovinen                     Name:  Roger T. Bernhammer
Title: Assistant Secretary                   Title: Vice President


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